                                 EXHIBIT 99.C.6
                      Opinion and Consent of C. Dale Games

[LETTERHEAD OF MASSMUTUAL]

August 9, 1997

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 5 to Registration Statement No. 33-87904 for Massachusetts Mutual Life Insurance Company's Flexible Premium Variable Whole Life Insurance Policies with Table of Selected Face Amounts (the "Policies") under the Securities Act of 1933. The prospectus included in the post-effective amendment describes the Policies. I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of benefits under the Policies included in the section entitled "Illustrations" in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 5 to Registration Statement No. 33-87904, and to the reference of my name under the heading "Experts" in the prospectus.

Sincerely,



/s/ C. Dale Games
C. Dale Games, FSA, MAAA
Vice President